Exhibit 4.1

AGREEMENT OF RESIGNATION, APPOINTMENT AND ACCEPTANCE, dated as of October 1, 2006 by and among GSS Holdings II, Inc., a Delaware corporation, as Trust Beneficial Owner (the “Trust Beneficial Owner”), The Bank of New York, a New York banking corporation (the “Prior Trustee”) and U.S. BANK NATIONAL ASSOCIATION, a national banking association duly organized and existing under the laws of the United States of America (the “Successor Trustee”).

RECITALS:

WHEREAS, the Trust Beneficial Owner and the Prior Trustee have previously entered into the Trust Agreements specified in Exhibit A hereto (the “Trust Agreements” and individually, a “Trust Agreement”) with respect to the Genworth Global Funding Trusts (the “Trusts” and individually a “Trust”) specified therein, pursuant to which Secured Medium-Term Notes (the “Notes”), secured by Funding Agreements issued by Genworth Life and Annuity Insurance Company (“GLAIC”), have been issued;

WHEREAS, Section 8.02 of each Trust Agreement provides that the Trustee may at any time resign by giving written notice of such resignation to the Trust Beneficial Owner, GLAIC and the applicable Indenture Trustee with such resignation to become effective upon the payment of all fees and expenses, including indemnity payments, due to the outgoing Trustee and upon acceptance by a successor Trustee of its appointment as a successor Trustee;

WHEREAS, Section 8.02 of each Trust Agreement provides that if the Trustee shall resign, the Trust Beneficial Owner shall promptly appoint a successor Trustee meeting the qualifications set forth in Section 8.01 of each Trust Agreement;

WHEREAS, Section 8.03 of each Trust Agreement provides that any successor Trustee appointed in accordance with such Trust Agreement shall execute, acknowledge and deliver to the Trust Beneficial Owner, the applicable Indenture Trustee and to its predecessor Trustee an instrument accepting such appointment under such Trust Agreement, and thereupon the resignation of the predecessor Trustee shall become effective and such successor Trustee, without any further act, deed or conveyance, shall become vested with all rights, powers, duties and obligations of the predecessor Trustee;

WHEREAS, the Trust Beneficial Owner desires to appoint the Successor Trustee as Trustee to succeed the Prior Trustee under each Trust Agreement; and

WHEREAS, the Successor Trustee is willing to accept such appointment as Successor Trustee under each Trust Agreement;

NOW, THEREFORE, the Trust Beneficial Owner, the Prior Trustee and the Successor Trustee, for and in consideration of the premises and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, hereby consent and agree as follows:

ARTICLE I

THE PRIOR TRUSTEE

SECTION 1.01 The Prior Trustee hereby resigns as Trustee under each Trust Agreement.

SECTION 1.02 The Prior Trustee hereby assigns, transfers, delivers and confirms to the Successor Trustee all rights, powers, duties and obligations of the Prior Trustee under each Trust Agreement. The Prior Trustee shall execute and deliver such further instruments and shall do such other things as the Successor Trustee may reasonably require so as to more fully and certainly vest and confirm in the Successor Trustee all the rights, powers, duties and obligations hereby assigned, transferred, delivered and confirmed to the Successor Trustee.

SECTION 1.03 The Prior Trustee hereby represents and warrants to the Successor Trustee that:

(a) There is no action, suit or proceeding pending or, to the best of the knowledge of the Responsible Officers assigned to the Prior Trustee’s corporate trust department, threatened against the Prior Trustee before any court or any governmental authority arising out of any action or omission by the Prior Trustee under any Trust Agreement.

(b) As of the effective date of this Agreement, the Prior Trustee will hold no property under any Trust Agreement.

(c) Pursuant to the Trust Agreements, the Prior Trustee duly executed on behalf of the applicable Trusts, on the Issue Dates set forth in Exhibit A attached hereto, the aggregate principal amount of the Notes of each Trust listed in Exhibit A attached hereto, all of which Notes are Outstanding as of the effective date hereof.

(d) Each person who so executed the Notes listed in Exhibit A was duly elected, qualified and acting as an officer or authorized signatory of the Prior Trustee and was empowered to execute such Notes on behalf of the Prior Trustee at the respective times of such execution and the signature of each person who so executed such Notes is such person’s genuine signature.

(e) This Agreement has been duly authorized, executed and delivered on behalf of the Prior Trustee and constitutes its legal, valid and binding obligation.

(f) The Trusts have performed or fulfilled prior to the date hereof, each covenant, agreement, condition, obligation and responsibility under each Indenture.

(g) No covenant or condition contained in any Trust Agreement has been waived by the related Trust or, to the best of the Prior Trustee’s knowledge, by the Holders of the percentage in aggregate principal amount of the Trust Securities required under the related Trust Agreement to effect any such waiver.

(h) All conditions precedent relating to the appointment of U.S. Bank National Association as Trustee under each Trust Agreement have been complied with by the related Trust.

SECTION 1.04 After the effective date of this Agreement, the Prior Trustee shall retain continued liability for its acts or omissions as Trustee under the Trust Agreements prior to such effective date (the “Prior Acts”). The Prior Trustee hereby agrees to indemnify and hold harmless the Successor Trustee for any and all claims, liabilities, costs and expenses, including reasonable attorney’s fees, incurred or suffered by the Successor Trustee as the result of any Prior Acts.

SECTION 1.05 With respect to each Trust, the Prior Trustee hereby agrees to transfer the following items to the Successor Trustee on or before or as soon as practicable after the effective date of this Agreement:

(a) PDF files containing copies of original executed Trust Agreements and all amendments thereto, the related closing transcripts and all transaction documents; and

(b) such other documentation in the possession of the Prior Trustee as the Successor Trustee may reasonably require in order to accomplish the transfer of trusteeships.

SECTION 1.06 The Prior Trustee acknowledges that no amounts are owing to it as Prior Trustee from the trust assets of the Trusts.

ARTICLE II

THE TRUST BENEFICIAL OWNER

SECTION 2.01 The Trust Beneficial Owner hereby accepts the resignation of the Prior Trustee as Trustee under each Trust Agreement.

SECTION 2.02 The Trust Beneficial Owner hereby represents that all conditions relating to the appointment of U.S. BANK NATIONAL ASSOCIATION as Successor Trustee under each Trust Agreement have been complied with, and the Trust Beneficial Owner hereby appoints the Successor Trustee as Trustee under each Trust Agreement with like effect as if originally named as Trustee therein.

SECTION 2.03 The Trust Beneficial Owner hereby represents and warrants to the Prior Trustee and the Successor Trustee that:

(a)	Each Trust Agreement was validly and lawfully executed and delivered by the Trust Beneficial Owner.

(b) There is no action, suit or proceeding pending or, to the best of the Trust Beneficial Owner’s knowledge, threatened against any Trust before any court or any governmental authority arising out of any action or omission by such Trust or the Trust Beneficial Owner under the related Trust Agreement.

(e) This Agreement has been duly authorized, executed and delivered by the Trust Beneficial Owner and constitutes its legal, valid and binding obligation.

SECTION 2.04 GLAIC, by acknowledging this Agreement, confirms to the Prior Trustee that all obligations owing to the Prior Trustee under its Expense and Indemnity Agreement with GLAIC, which by their terms survive the termination of such Agreement, shall survive.

ARTICLE III

THE SUCCESSOR TRUSTEE

SECTION 3.01 The Successor Trustee hereby represents and warrants to the Prior Trustee, to each Indenture Trustee and to GLAIC that the Successor Trustee is qualified to act as a Trustee under each Trust Agreement and is eligible to be the Trustee pursuant to Section 8.01 of each Trust Agreement.

SECTION 3.02 The Successor Trustee hereby accepts its appointment as Successor Trustee under each Trust Agreement and accepts the rights, powers, duties and obligations of the Prior Trustee under each Trust Agreement, upon the terms and conditions set forth therein, with like effect as if originally named as Trustee therein.

ARTICLE IV

MISCELLANEOUS

SECTION 4.01 This Agreement and the resignation, appointment and acceptance effected hereby shall be effective at 12:01 AM on October 1, 2006.

SECTION 4.02 This Agreement shall be governed by and construed in accordance with the laws of the State of Illinois, without regard to the conflicts of laws principles thereof.

SECTION 4.03 This Agreement may be executed in any number of counterparts each of which shall be an original, but such counterparts shall together constitute but one and the same instrument.

SECTION 4.04 This Agreement shall be binding upon and inure to the benefit of the Prior Trustee, the Successor Trustee, the Trusts and their respective successors and assigns.

SECTION 4.05 In the event any provision of this Agreement shall be held invalid or unenforceable by any court of competent jurisdiction, such holding shall not invalidate or render unenforceable any other provision hereof.

SECTION 4.06 GLAIC agrees to enter into an Expense and Indemnity Agreement with the Successor Trustee, in form and substance mutually acceptable to them, providing for the fees, expenses and indemnities of the Successor Trustee, on or before or as soon as practicable after the effective date of this Agreement.

SECTION 4.07 To help the government fight the funding of terrorism and money laundering activities, Federal law requires all financial institutions to obtain, verify and record information that identifies each person who opens an account. Accordingly, the Successor Trustee may from time to time request that the Trusts provide to the Successor Trustee financial statements, licenses, identification, documentation verifying their formation and existence as a legal entity and authorization documents from individuals claiming authority to represent the Trusts.

SECTION 4.08 Capitalized terms used herein without definition shall have the meanings ascribed to such terms in the Trust Agreements.

IN WITNESS WHEREOF, the parties hereto have caused this Agreement of Resignation, Appointment and Acceptance to be duly executed and, in the case of the Successor Trustee, acknowledged all as of the day and year first above written.

GSS HOLDINGS II, INC.
as Trust Beneficial Owner

By:	/s/ Bernard J. Angelo
Name:	Bernard J. Angelo
Title:	Vice President

THE BANK OF NEW YORK as Prior Trustee

By:	/s/ Joseph A. Lloret
Name:	Joseph A. Lloret
Title:	Assistant Vice President

U.S. BANK NATIONAL ASSOCIATION as Successor Trustee

By:	/s/ Patricia M. Child
Name:	Patricia M. Child
Title:	Vice President

ACKNOWLEDGED AND AGREED:

JPMORGAN CHASE BANK, N.A.
As Indenture Trustee with respect to each Trust

By:	/s/ Richard C. Tarnas
Name:	Richard C. Tarnas
Title:	Authorized Officer

GENWORTH LIFE AND ANNUITY INSURANCE COMPANY

By:	/s/ Gary Prizzia
Name:	Gary Prizzia
Title:	Treasurer

By:	/s/ Robert W. McNutt
Name:	Robert W. McNutt
Title:	Assistant Treasurer

STATE OF	)
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COUNTY OF	)

BEFORE ME, the undersigned authority, on this          day of                     , 2006, personally appeared                                 ,                          of U.S. BANK NATIONAL ASSOCIATION, a national banking association, known to me (or proved to me by introduction upon the oath of a person known to me) to be the person and officer whose name is subscribed to the foregoing instrument, and acknowledged to me that he/she executed the same as the act of such association for the purposes and consideration herein expressed and in the capacity therein stated.

GIVEN UNDER MY HAND AND SEAL THIS          DAY OF                     , 2006.

(SEAL)

/s/ Melissa A. Rosal
NOTARY PUBLIC, STATE OF ILLINOIS
Print Name: Melissa A. Rosal
Commission Expires: October 20, 2007

Exhibit A

Number of Genworth Global Funding Trust	Title of Notes	Principal Amount	Date of Trust Agreement	Issue Date
2005-A	Floating Rate Secured Medium-Term Notes due 12/15/10	$300,000,000	12/15/05	12/21/05

2006-A	Floating Rate Secured Medium-Term Notes due 2/10/09	$400,000,000	2/3/06	2/10/06

2006-B	5.125% Secured Medium-Term Notes due 3/15/11	$300,000,000	3/16/06	3/23/06

2006-C	5.75% Secured Medium-Term Notes due 5/15/13	$300,000,000	5/11/06	5/17/06

2006-D	5.375% Secured Medium-Term Notes due 9/15/11	$250,000,000	8/22/06	8/29/06

2006-E	Floating Rate Secured Medium-Term Notes due 9/15/13	$200,000,000	9/18/06	9/25/06

2006-F	Extendible Secured Medium-Term Notes due 10/15/12	$500,000,000	9/28/06	10/5/06